Exhibit 10.28

DESCRIPTION OF CERTAIN COMPENSATORY ARRANGEMENTS

BETWEEN VARIAN S.P.A. AND SERGIO PIRAS

Sergio Piras, Senior Vice President, Vacuum Technologies, is employed by and serves as Managing Director of the Company’s wholly-owned subsidiary in Italy, Varian S.p.A., working from its facility in Torino, Italy. Due to his position with Varian S.p.A., Mr. Piras is classified as an “Industrial Dirigenti” (an industry executive) – as are certain other senior managers at Varian S.p.A. – and therefore subject to a national collective labor agreement for all industrial dirigenti in Italy (the “CCNL”). The CCNL mandates that certain compensatory arrangements and benefits be provided to dirigenti working for industrial companies in Italy, which arrangements and benefits may be different from what is provided to non-dirigenti employees. Following is a summary of the compensatory arrangements and benefits provided to Mr. Piras under the CCNL:

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The CCNL mandates a supplementary defined contribution retirement plan for industrial dirigenti, referred to as the Previndai Plan. Attached to this Exhibit 10.28 is a summary translation from Italian of the Previndai Plan rules. Under the CCNL and Previndai Plan, Mr. Piras is required to contribute to the Plan an amount equal to approximately 4% of his base salary and variable compensation (up to a maximum of €6,000), most of which is on a tax-deferred basis, which contribution the Company is required to match. Mr. Piras may elect to contribute up to an additional 2% of his base salary and variable compensation (on an after-tax basis). The Plan is administered by third-parties (appointed by Previndai’s governing board), and Mr. Piras chooses from available investment options how to invest his and the Company’s contributions to his Plan account. Mr. Piras may receive distributions from his Plan account only after his employment with the Company terminates and he ceases any other employment (i.e., he fully “retires”).

Under Italian law, the Company is also required (under a government-mandated program, referred to as “TFR”, applicable to all Italy employees) to accrue and eventually pay to Mr. Piras a lump-sum amount when his employment terminates (regardless of the reason for that termination). The annual amount required to be accrued for Mr. Piras’ TFR is equal to his annual base salary plus annual cash bonus divided by 13.5. Under Italian law, Mr. Piras may elect to transfer all or a portion of his TFR entitlement to his Previndai Plan account.

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The CCNL mandates that certain medical, life and disability insurance benefits be provided to industrial dirigenti. These benefits are (1) private group “dirigenti” medical coverage that reimburses Mr. Piras for approximately 60% of the costs of private medical care incurred by him or his dependants, subject to certain maximum reimbursements, with Mr. Piras paying a portion of the premium for this coverage; (2) supplemental group medical insurance that reimburses Mr. Piras for costs of private medical care incurred by him or his dependants to the extent not reimbursed under the basic private group medical insurance; (3) accidental death or disability insurance that would pay amounts equal to five times annual base salary in the event of Mr. Piras’ death and six times annual base salary in the event of his total permanent disability; (4) basic life insurance that would pay approximately Euros 180,759 in the event of Mr. Piras’ death or total permanent disability; and (5) supplemental life insurance that would pay approximately Euros 16,240 in the event of Mr. Piras death or total permanent disability.

•	The CCNL mandates that industrial dirigenti be paid supplemental per diem compensation of Euros 75 for business travel to the extent exceeding 12 hours in a day.

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The CCNL mandates that an industrial dirigenti be paid certain severance in the event of a voluntary termination of the dirigenti’s employment under certain circumstances. In the case of Mr. Piras, this amount is equal to 12 months of Mr. Piras’ base salary, which amount would be required to be paid to Mr. Piras in lieu of 12 months’ notice of termination of his employment by the Company. Mr. Piras may claim that a termination of his employment by the Company is “unjustified” and petition an Italian labor court or arbitration panel to therefore order the Company to pay him an additional amount ranging from 14 months to 22 months of his base salary plus monthly variable compensation.

TRANSLATION OF PREVINDAI PLAN RULES

(as of June 28, 2007)

Article 1 – General Provisions

1.	These regulations, adopted in application of By-Laws article 11, contain the rules for running the Social Insurance Fund with Capitalization for Executives of Industrial Companies (PREVINDAI) – Pension Fund, hereinafter the “Fund”, established in application of the trade-union agreement dated 3 October 1989 and conforming to subsequent agreements made between the contracting parties, currently Confindustria and Federmanager; it conforms to the provisions of legislative decree 5 December 2005, no. 252 and subsequent amendments – hereinafter the “Decree” – and to the Ministry of Economy and Finance Decree dated 10 May 2007 no. 62 on the adaptation of pre-existing funds as well as the consequent Covip Directive dated 23 May 2007.

2.	The rules contained in these Regulations apply to Fund subscribers.

Article 2 – Executive Subscription

1.	Subscription occurs through the employer who also subscribes it, committing them both to the Fund, also for the effects of article 4, paragraph 1; this is done on forms prepared by the Fund or a document with corresponding content and must be preceded by the delivery of the By-laws and the informative documents set out in the current regulations; the executive also effects the initial sector option at this time.

2.	The subscription also has effect for the purpose of By-laws article 4, paragraph 5.

3.	Upon subscription the Fund verifies the existence of the requirements for participation.

4.	The explicit subscriber is responsible for the completeness and truth of the information supplied to the Fund.

Article 3 – Formal Fulfilments of Companies

1.	In the event that a person who is not yet a member of the Fund is appointed or hired as an executive, the industrial companies and other parties referred to in by-laws article 4, paragraph 3, must communicate said person’s personal data if they adhere to the Fund.

2.	The communications mentioned in the previous point must be made in accordance with the procedures and terms established by the Board of Directors and supplied with any item considered necessary by the latter.

3.	Again following the procedures and terms established by the Board of Directors, industrial companies must also, and in any case, notify the Fund of every case where the working relationship is terminated with an executive who has subscribed to the Fund.

4.	Where subscription occurs through the tacit conferment of the Severance Indemnity (TFR), the Fund shall notify the subscriber, on the basis of data supplied by the employer, that subscription has occurred together with the information necessary to allow the latter to exercise his/her rights.

Article 4 – Payment of Contributions

1.

The payment of contributions owed to the Fund according to the provisions of By-laws article 14, must be made by the company quarterly as well as, the part owed by the executive after social security tax is deducted from his/her pay, by the 20th day of the month following the quarter to which the pay refers and upon which the social security contributions are calculated, barring deferment to the first useful working day, even if it falls on a local holiday or in the event it coincides with a Saturday or a national week-day holiday. The quarterly periods always start on the first day of January, April, July and October.

2.	When paying contributions companies must provide the Fund, or the organization appointed by it, with lists of names indicating the contributions corresponding to each executive and any other necessary item, clearly showing the Severance Indemnity sum for each quarter, as a share or as a whole, allocated to complementary social security on the basis of the current regulations.

3.	The procedures for the payment of contributions and filling in and transmission of the lists of names are established by the Board of Directors.

4.	In the event of bankruptcy, deed of arrangement, compulsory administration liquidation and other insolvency procedures, and in general any time it is considered, on the basis of an examination of each individual situation, that the credit contribution cannot be recovered as a whole or in part, the Fund’s Board of Directors shall be able to accept, from the executive who requests it, the payment of the contributions due, even for the part due from the company, as well as any interests in arrears, with the simultaneous subrogation of the executive in the credit rights of the Fund pursuant to civil code article 1202, with the exception of the operativeness of the Fund referred to in legislative decree no. 80/92.

5.	The subscriber may voluntarily continue to pay contributions to the Fund, determining the size of the contribution and also exceeding the retirement age provided for in the compulsory pension system, on the condition that on the retirement date s/he has accumulated at least a year’s worth of contributions to the supplementary social insurance schemes. The Board of Directors governs the procedures and terms for the payment of said contribution to the Fund.

Article 5 – Leave of Absence

1.	During periods of absence for any reason, the obligation to contribute to the Fund is limited to periods in which the executive continues to receive his/her pay from the subscriber company.

Article 6 – Acquisition of the Provision Established at Another Fund

1.	In the event that an executive comes from another company where a fund or similar institution referred to under By-laws article 4, paragraph 3, first sentence is active, and from which transfer is allowed, as well as in the other cases of exercising the right to transfer the position to the Fund provided for by Decree article 14, the Fund, upon the request of the concerned party, acquires, for every effect, the executive’s accrued social security position and provides for the social security benefits pursuant to the conditions set out in the By-laws and these Regulations. Upon transfer from other funds, the subscriber can allocate the transferred position, breaking it down into more than one sector, according to the provision referred to in By-laws article 8, paragraph 2, letter i), and in compliance with any management restrictions of the original fund.

2.	The same regulations apply to the collective transfer of positions formed within funds or similar institutions referred to in the aforementioned By-laws article 4, paragraph 3, first sentence, except for managerial restrictions or restrictions of a different nature connected to the transfer operation.

Article 7 – Management of Resources

1.	With regard to the management of resources, the Fund can use agreements of both a financial and insurance nature, provided that their content is adequately publicized.

2.	For the purpose of allocating the current overall contribution to the various sectors, paid under article 4, and/or of all or part of the already accrued position, the subscriber exercises the option between activated sectors, in compliance with the time limits referred to in article 3; the Board of Directors sets the minimum shares to be allocated to each sector, pursuant to By-laws article 8, paragraph 2, letter i).

3.	In the event that no sector(s) has been chosen when explicit subscription occurs, or under the circumstances referred to in the previous article 6, the contribution, maintaining crediting to the single position, remains available to the Fund during the questioning procedure period, whose methods and duration are established by the Board of Directors, maintaining the maximum limit of three months; if this time limit expires to no effect, the contribution shall be automatically allocated to the insurance sector, with the options effects as set out in the next paragraph. The remaining explicitly conferred Severance Indemnity (TFR) shall be allocated on the basis of the option already made in relation to the contribution.

4.	At least a year must pass between the options referred to in this article. The new allocation shall be made in the technical timescale that also arises from the agreements provided for each sector, according to the procedures established by the Board of Directors.

5.	For the purpose of total redemption, transfer to another fund and benefits, reference is made to the overall position. In the case of an advance and partial redemption on the split position, the subscriber must state the sectors from which to draw the sums.

6.	In relation to subscribers that have allocated the accrued position to a sector(s) different to the allocation of the current contributions, the Board of Directors may establish, at the expense of the position(s) not increased by new contributions, a sum to share in the management costs, in relation to the greater managerial complexity of the overall position.

7.	The terms and methods for the payment of premiums to the insurance Companies and for the transfer of resources to managers are established by the Board of Directors of the Fund upon signing the respective agreements.

Article 8 – Termination of the Working Relationship

1.	In the event that the working relationship is terminated for reasons other than unexpected permanent total disability or death and before the requirements for settling the legal corresponding pension benefits become due, the executive – maintaining the rights referred to in the following articles 9 and 11 – may keep the provisions already made up until that moment at the Fund; s/he shall have the right to the benefits, according to the conditions provided for in the By-laws and these Regulations, upon attainment of the aforementioned requirements.

2.	In the event the position referred to in the previous paragraph is maintained for over two years, the Board of Directors can establish, at the expense of the position of the concerned party, a sum to share in the management costs.

Article 9 – Transfer of the Position

1.	In the event the subscriber loses the requirements for participating in Previndai, the member may transfer the accrued individual position to another supplementary pension scheme that she/he is eligible for in relation to new employment activity.

2.	The subscriber, in keeping with the requirements for participation in the Fund, may transfer the accrued individual position to another supplementary pension scheme after a minimum period of two years of participating in the Fund.

3.	In said aforementioned events, Previndai must satisfy the request within six months of the exercised option, defining the size of the position to transfer on the basis of the correct financial and actuarial criteria.

Article 10 – Advance Loans

1.	The subscriber may obtain an advance from the accrued individual position in the following cases and limits:

a.	at any time: a sum of no more than 75 per cent, for health costs arising from serious situations relating to said subscriber, his/her spouse or children, for care and special operations admitted by the relevant public organizations;

b.	after 8 years of subscription: a sum of no more than 75 per cent to buy a first house for said subscriber or his/her children, or to carry out ordinary, extraordinary, restoration, conservative renovation and building works on the first house as provided for under letters a), b), c) and d) of paragraph 1, article 3 of Presidential Decree 6 June 2001, no. 380. For the latter case, the administrative documents and costs to transmit are those set out in the provisions of article 1, paragraph 3 of law 449/97;

c.	after 8 years of subscription: a sum of no more than 30 per cent to satisfy his/her additional needs.

2.	In the event of an advance to purchase a first house, a provisional payout is allowed prior to the public Notary deed upon presentation of the preliminary sale contract by public deed or private authenticated agreement, with the obligation to repay the sum if the concerned party has not produced an authenticated copy of the notary purchase deed within nine months from the payout. For the implementation of these regulatory rules the Board adopts the necessary current regulations.

3.	The overall sums received as advances may not exceed 75 per cent of the accrued individual position, increased by the advances received and not reinstated.

4.	In order to determine the seniority necessary to exercise the right to take out an advance, all the subscriber’s periods of membership of accrued supplementary pension schemes are taken into account, for which the same has not exercised the right to total redemption of the individual position.

5.	The subscriber may choose to reinstate sums received as advance loans at any time according to the procedures established by the Board of Directors.

6.	The advances referred to in paragraph 1 letter a) are subject to the same transfer, attachment and distraint limits valid for compulsory social security institutions pensions.

7.	The Fund provides for the fulfilments arising from the exercising of the aforementioned right by the member, promptly and in any case within the maximum time limit of three months from the request on the basis of health receipts relating to health costs, and six months from the date of receiving the request, for the others; the sum available is that which ensues in the first useful days of valorization of the pertaining sectors following the day on which the Fund has verified that the conditions exist for the right to be exercised.

8.	The provisions that specify the cases and regulate the operative procedures on advance loans are set out in a specially prepared document.

9.	The transfer of the individual position involves the termination of participation in the Fund.

Article 11 – Redemption

1.	The member who no longer has the requirements for participation in the Fund before retirement may:

a.	Redeem 50 per cent of the accrued individual position, in the event that working activity is terminated involving unemployment for a period of time no less than 12 months and no longer than 48 months, or in the event of the employer’s recourse to mobility procedures and the ordinary or extraordinary temporary unemployment compensation;

b.	redeem the entire accrued individual position in the event of permanent disability that involves the reduction in the capacity to work to less than a third, or following the termination of working activity involving unemployment for a period of time longer than 48 months. However, redemption is not allowed if such events occur within the five-year period prior to the accrual of the requirements of access to the supplementary pension benefits; in that case the provisions of By-laws article 18, paragraph 4 apply.

c.	redeem the entire accrued individual position pursuant to article 14, paragraph 5 of the Decree in the event of the loss of requirements necessary for participation in Previndai, and if the conditions for exercising the rights of transfer referred to in Decree article 14, paragraph 2, letter (a) do not occur within a year; for the purpose of the exercising of said right, the executive must submit the request together with the liability declaration of non-participation in other forms of supplementary pension schemes.

2.	Subscribers who attain the right to compulsory retirement and actually exercise it, terminating the working relationship without having matured the right to the supplementary pension benefits of the Fund, are immediately attributed the right to redemption of the entire individual position.

3.	In the event of the death of the subscriber before the accrual of the pension benefits right, the regulation set out in article 18, paragraph 6 of the By-laws is applied.

4.	No other forms of redemption of the position are provided for other than those cases stated above.

5.	The terms of fulfilment at the expense of the Fund are those referred to in article 10, paragraph 7.

6.	Total redemption involves the termination of participation in the Fund.

Article 12 – Benefits Request

1.	The executive subscriber, whose working relationship has been terminated and who, possessing the requirements for the recognition of the pension by law, has submitted the relative request, must send a special application to the Fund in order to obtain the overall social security benefits due. A special request must likewise be submitted by the executive referred to in By-laws article 18, paragraph 4 as well as by the executive subscriber’s survivors for the relevant social security benefits.

2.	At the same time the request is made, the executive must expressly indicate if s/he intends to request the conversion of the life annuity into the corresponding capital, in conformity with and within the limits provided for by By-laws article 18, paragraph 5, and obtain the reversibility of the benefits, appointing a beneficiary of it.

3.	The social security benefit due shall be paid within the time limit set by the Board of Directors of the Fund. The Board of Directors, in relation to specific needs, is entitled to adopt particular measures, including the adoption of a longer time limit than that generally set, and starting from the payment of the last contribution to the Fund.

4.	The Board of Directors shall likewise establish terms and procedures for filing the social security benefits request, as well as time intervals, methods and procedures for the attainment of the latter.

Article 13 – Beneficiaries of Reversibility

1.	The beneficiary of the reversibility benefit for the effects of By-laws article 18, second paragraph is the person designated by the executive at the time of the request for social security benefits referred to in article 12 of these Regulations.

Article 14 – Final and Transitional Provision

1.	These Regulations come into force with immediate effect, with the exception of the continued operativeness of prior regulations in order to govern situations that already exist on the date these Regulations come into effect.